Exhibit 10.8
MEMORANDUM OF AGREEMENT
Dated: 2nd June 2010

Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

LAKESHORE NAVIGATION CORP.
hereinafter called the Sellers, have agreed to sell, and
GENERAL MARITIME CORPORATION or their guaranteed nominee
hereinafter called the Buyers, have agreed to buy
Name: Hull No S431 being a 165,000 dwt Suezmax Crude Oil Carrier
Classification Society/Class: Det Norske Veritas
Built: Under Construction By: Hyundai Samho Heavy Industries Co., Ltd. the ‘Builder’
Flag: To be nominated Place of Registration: To be nominated

Call Sign: N/A      Grt/Nrt:
Register Number: N/A
hereinafter called the Vessel, on the following terms and conditions:
Definitions
“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price In Clause 1 and in the place of closing stipulated in Clause 8.
“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modem form of written communication.
“Classification Society” or “Class” means the Society referred to in line 4.
‘Shipbuilding Contract’ means the Shipbuilding Contract dated 10th July 2007 in respect of the Vessel, being attached hereto as Appendix I.
‘Specifications’ means the Specifications as described in the Shipbuilding Contract.
1.	Purchase Price US$76,000,000 (Seventy six million United States Dollars)

2.	Deposit
As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price into an interest bearing joint account within three (3) New York banking days from the date of this Agreement signed by both parties via fax/email and all subjects are lifted. This deposit shall be placed with the Sellers nominated bank in London or Monaco or Switzerland and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.
3.	Payment
~~The said Purchase Price shall be paid in full free of bank charges to~~
~~on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement-and Notice of Readiness has been given in accordance with Clause 5.~~

The balance of the Purchase Price shall be positioned by the Buyers or their Bankers in a suspense account with a Bank nominated by the Sellers in London or Monaco or Switzerland (non Eurozone) no later than three (3) New York banking days prior to the “Delivery Date” as defined in the Shipbuilding Contract. At the time of remittance of the said funds to the said suspense account the Buyers or their bankers shall advise the Sellers bankers (via an MT199 message or otherwise) of the names of the persons authorised to release the relevant funds to the Sellers at the time of delivery. Any excess amount remaining in the said suspense account after payment of the Purchase Price for the Vessel and any additional amounts shall be remitted back to the Buyers.
On delivery of the Vessel from the Sellers to the Buyers and execution by the Sellers and the Buyers of a Protocol of Delivery and Acceptance, the Buyers shall pay to the Sellers the Deposit less all interest accrued thereon, together with the balance of the purchase price plus any additional amounts payable for bunkers and lubricating oils on board the Vessel at the time of delivery.
4.	Inspections
~~a)*~~	~~The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in on and have accepted- the Vessel following this inspection and-the-sale-is outright and definite, subject only to the terms and conditions of this Agreement.~~

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers-shall-undertake the inspection without undue-delay-to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses-thereby incurred, The Buyers shall inspect the Vessel without opening up and- without cost to tho Sellers. During the inspection, the Vessel’s deek and engine log books shall be -made available for examination by the Buyers. If the Vessel is accepted after such inspection, the-sale shall become outright-and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the-Buyers-within-72-hours after completion of such inspection. Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the-Sellers as aforesaid, the deposit together with interest earned-shall-be released immediately-to the Buyers, whereafter this Agreement shall-be-null and void.~~

~~*~~	 ~~4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence-of-deletions, alternative 4a) to apply.~~
5.	Notices, time and place of delivery
a)	The Sellers shall keep the Buyers regularly posted with regards to the actual delivery date of the Vessel and ~~well informed of the Vessel’s Itinerary~~  and shall give ~~provide~~ the Buyers with 30, 20,10, and 5 days approximate notice of delivery and 1 days definite notice of delivery, ~~the estimated time of arrival at the Intended place of drydocking/underwater inspection/delivery,~~  When the Vessel is ~~at the place of delivery and~~  in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery of the Vessel. Sellers to keep Buyers informed about the Vessel’s building schedule and progress of all major construction stages, such as Steel Cutting, Keel Laying, Launching and delivery date, until the Vessel is complete.

The Buyers hereby confirm that the delivery of the Vessel by Sellers under this agreement will take place simultaneously with delivery of the Vessel to the Sellers by the Builder. Sellers will deliver the Vessel unregistered.

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage ~~at/in~~ alongside the pier or at anchorage of Hyundai Samho Heavy Industries Co., Ltd.

in the Sellers’ option,
          Expected time of delivery: Between lst-30th April 2011
Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): As per the Shipbuilding Contract of 30th June 2011
~~e)~~	 ~~If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing-stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date, Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Cause-14 -within-7-running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.~~
~~If this Agreement is maintained with the new cancelling date all other-terms and conditions hereof including these contained in-Clauses 5 a) and 5 e) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.~~
d)	Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released Immediately to the Buyers whereafter this Agreement shall be null and void.
6.	Drydocking/Divers Inspection
~~a)**~~	 ~~The Sellers shall place-the-vessel in drydock at the port of delivery for inspection by the Classification Society-of-the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~b)**~~	~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the part of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~
~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense of inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~
~~iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver~~

~~the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the now port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~
~~e)~~	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~
~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, these parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~
~~(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.~~
~~(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~
~~(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~
~~(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery, If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).~~
*	 ~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~
**	~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.~~
7.	Spares/bunkers, etc.
The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore and on order and with all those parties mentioned in the Shipbuilding Specifications. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel ~~at the time of inspection used or unused~~, whether on board or not shall become the Buyers’ property, ~~but spares on order are to be excluded.~~  Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts ~~including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s)~~  which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers if same supplied by the Builder under the Shipbuilding Contract. The radio installation and navigational equipment shall be included in the sale without extra payment ~~if they are the property of the Sellers~~. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment if same supplied by the

Builder under the Shipbuilding Contract and Specifications.
Upon contract signing or as soon as possible thereafter Sellers to provide copies of all plans/drawings of this Vessel such as capacity plan/midship section plan/general arrangement pla/stability booklet/loading manual, mooring plan, accommodation plan and others essential to the Buyers for Chartering and operation purposes provided same available from the Builder at present or, if otherwise, whenever available by the Builder.
~~The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):~~
~~The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel. Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.~~
Buyers to take over and pay extra for all luboils (in storage tanks & sealed drums) and pay at Sellers’ net paid prices as evidenced by invoices. Bunkers which are onboard the vessel at the time of delivery to be taken over by Buyers’ at Sellers’ net paid prices as evidenced by invoices from the Shipyard to the Sellers. Luboils necessary for filling up the Vessel’s systems including the main engine and sump tank, are for Sellers’ account.
Any changes to Rules and Regulations governing the construction of the vessel which come into effect following the execution of this Agreement shall not be applied subject to Buyers request and at their expense.
8.	Documentation (See Addendum No 1)
The place of closing: London or Piraeus (in Sellers option)
In exchange for payment of the full purchase price along with any other payments called for in accordance with the Memorandum of Agreement, the Sellers ~~Purchase Price the Sellers~~ shall furnish the Buyers delivery documents as reasonably required by the Buyers for the registration of the Vessel which to be advised by the Buyers and to be incorporated in an Addnedum to the Memorandum of Agreement. ~~with delivery documents, namely:~~
~~a)~~	 ~~Legal Bill of Sale in a form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority,~~
~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~
~~c)~~	~~Confirmation of Class issued within 72-hours prior to delivery.~~
~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~
~~e)~~	 ~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~
At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.
At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.
9.     Encumbrances
The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.
10.    Taxes, etc.
Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.
11.    Condition on delivery
The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over in brand new condition as is at the time of delivery of the Vessel to the Sellers by the Builders and always in accordance with the terms of this Agreement and the Shipbuilding Contract and Specification reviewed.  ~~as she was at the time of inspection, fair wear and tear excepted, However~~ Furthermore, the Vessel shall be delivered with her class maintained without any condition/recommendation*, save in respect of classification society requirements which customarily apply to newly built vessels and which can only be satisfied post delivery, free of ~~average~~ damage affecting the Vessel’s class, and with all her classification certificates and national and international trading certificates issued, ~~as well as all other certificates the Vessel had at the time of inspection,~~ and valid for a minimum period customarily issued by class or the relevant authorities at the time of delivery provided that the Buyers shall accept the interim/shor term/provisional certificates as issued by the class and or other applicable authorities at the time of delivery from the Builder. Buyers shall deal directly with class for full term certificates after delivery of the Vessel. ~~and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.~~
~~“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~
~~*~~	~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~
12.    Name/markings
Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.    Buyers’ default
Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.
14.    Sellers’ default
Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fall to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.
Should the Sellers fall to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.
15.    Buyers’ representatives
Buyers have the right to have at their risk and expense an agreed number of representatives/memeber of the crew for familiarization purposes only during normal working hours of the Shipyard, twenty one (21) days prior to the estimated date of delivery or from the time of sea trials whichever is the earlier. The Buyer’ representatives/crew shall not interfere whatsoever with the Vessel’s operation/sea trial or building schedule and shall sign all necessary letters of indemnity prior to their embarkation. ~~After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon arrival at on or about. These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers, letter of indemnity prior to their embarkation.~~
16.    Arbitration
a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration In London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~b)*~~ 	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at, subject to the procedures applicable there.~~

~~The laws of shall govern this Agreement.~~

~~•~~	~~16 a), 16 b) • and 16 c) are alternatives; delete whichever is not applicable, in the absence of deletions, alternative 16 a) to apply.~~
17) The sale is to be an all cash transaction and Buyers /Sellers to discuss the possibility of issuing warrants to Sellers. The agreement is subject to a successful equity issuance of General Maritime Corporation stock within three weeks of this agreement being signed.
18) As per the SHIPMAN 98, Shipmanagement Agreement, it is agreed that Crew Management (Box 5), Technical Management (Box 6), Insurance Arrangements (Box 8) of the Vessel to remain with Metrostar Management Corp. and Commercial/financial and all corporate responsibilities to be with General Maritime. Metrostar Management Corp. will document the scope of their Shipmanagement duties in individual Shipmanagement Agreements in the SHIPMAN 98 form (as amended) for the Vessel.
19) This Agreement is to be kept strictly private and confidential save for any disclosure required by the securities laws of the United States of America.
20) This agreement is to be governed by the Master Agreement of even date.
Clauses 21 — 24 inclusive shall be deemed incorporated and considered an integral part of this Agreement.
This document is a computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document, the original document shall apply. The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

RIDER CLAUSES TO HULL NO S431
MOA DATED 2/6/ 2010
Clause 21
The Sellers are buying the Vessel as a resale from the original Buyer under the Shipbuilding Contract (the ‘Original Buyer’).
Supervision during construction of the vessel to be carried out for Sellers by the Original Buyer. Buyers are to have the right to place up to one observer per two Vessels at Hyundai Samho Heavy Industries Co., Ltd shipyard immediately after the Keel Laying of the Vessel. This observer is to form part of the Original Buyers supervision team but all costs connected with their stay at the shipyard are to be for Buyers’ account. This observer shall have no authority in the construction, drawing approval and shall only liaise/communicate with the Original Buyers supervision team and not the shipyard directly. Office facilities with phone, fax, email to be provided the Original Buyers within the Original Buyers supervision team site office, all direct costs associated with Buyers observers use of these office to be for Buyers account.
The Buyers observer shall not have by direct contact with the Shipyard whatsoever. Any questions or comments shall be addressed in writing to the Original Buyers supervision team representatives at the Shipyard who will receive all written comments/questions from the Buyers. The original Buyers supervision team representatives shall forward all of the Buyers comments/questions to the Shipyard but the Shipyard is not obliged to comply with all demands. This paragraph is fundamental for this Contract.
If for any reason whatsoever the conduct of the Buyers’ observer is not satisfactory or such observer act in contravention of the provisions herein the Sellers may request the substitution of such observer and the Buyers must comply with such request.
Clause 22
On or prior to the delivery of the Vessel under this Agreement, the Sellers undertake to procure that the Original Buyer shall assign to the Buyers all their rights, interest and title a) under the relevant article of the Shipbuilding Contract dealing with the Vessel’s so called warranty of quality, b) in any claims made thereunder outstanding at the time of such assignment and c) under any other suppliers’ or equipment manufacturers’ warranties that are available to the Original Buyer, such assignments being subject to the consent of the Builder and such other suppliers. The assignment of the rights described above, shall be effected by a) the Original Buyer executing a deed in a form acceptable to the Buyers and b) the Builder, or such other relevant supplier or manufacturer countersigning a notice of assignment again in a form acceptable to the Buyers, such notice to be duly executed, provided, however, that in the event that the Builder or any supplier or manufacturer does not consent to the assignment of the relevant warranty, the Sellers hereby further undertake to procure that the Original Buyer shall act as the agent of the Buyers in raising, handling and closing any claims that the Buyers may want to raise under the said warranty always following instructions of the Buyers. The Sellers shall arrange that the Original Buyer shall not refuse any request by the Buyers to raise a claim under the said warranty of quality on the understanding that neither the Sellers or the Original Buyer shall be

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RIDER CLAUSES TO HULL NO S431
MOA DATED 2/6/ 2010
liable to meet a claim if there is a failure to recover the same from the Builder, or, as the case may be, the relevant supplier or manufacturer, provided, however that the Sellers shall procure that the Original Buyer, will on the request of the Buyers, commence legal proceedings against the Builder, or the supplier or manufacturer in connection with any disputed or non-recoverable claim made under the relevant warranty. The Original Buyer will draft the deed of assignment which is subject to Buyers approval.
If the Vessel is not built in accordance to the specifications and the Shipbuilding Contract then the Sellers will transfer to the Buyers the benefit of any resultant liquidated damages as per the Shipbuilding Contract Article III — Adjustment of Contract Price.
The Vessel shall be delivered to the Buyers only once she is in all respects ready in accordance with the Shipbuilding Contract and specification. However, the Buyers shall accept the vessel if the Original Buyer is obliged to take delivery of the Vessel under the Shipbuilding Contract Article III, always with the provision that any liquidated damages are transferred to the benefit of the Buyers.
Clause 23
The Vessel is to be delivered with Buyer’s name/funnel markings/port of registry.
The Sellers undertake that the following date of this Agreement and until delivery of the Vessel to the Buyers under this Agreement, they will not, and that they will procure that the Original Buyer will not without the previous written consent of the Buyers, a) agree any amendments, supplements or changes whatsoever to the Shipbuilding Contract, the Specifications or any other document relating to the construction of the Vessel; b) release or, waive any breach of, the Builder from any of the Builder’s obligations under the Shipbuilding Contract, and c) terminate the Shipbuilding Contract for any reason whatsoever.
However, in case of questions arise which may result in amendments, supplements or changes whatsoever to the Shipbuilding Contract the Sellers are to notify the Buyers in writing thereof. The Buyers shall within seven (7) days after receipt of such written notice the Sellers of their approval or comments thereon, if any, Should the Buyers fail to notify the Sellers of their approval or comments within seven (7) days then the Sellers to be at their liberty to make their own decisions thereon.
Clause 24
The Buyers have received and approved the Vessel’s Specifications, Makers List and the Shipbuilding Contract and therefore this sale is outright and definite, subject only to the terms and conditions of this Agreement.

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RIDER CLAUSES TO HULL NO S431
MOA DATED 2/6/2010

For the Buyers	For the Sellers

/s/ J.P. Tavlarios J.P. Tavlarios President	/s/ Achilleas Stergiou Achilleas Stergiou President

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